Exhibit 99.1
Sparton Corporation Releases Fiscal 2009 Third Quarter Results
JACKSON, Mich. (BUSINESS WIRE) — May 14, 2009 — Sparton Corporation (NYSE:SPA) announces financial results for the third quarter of fiscal 2009 again reflecting increases in its overall gross profit despite the challenging economic climate.
Key Year-To-Date Highlights
•	The gross profit percentage for the three-month and nine-month periods ended March 31, 2009, was 9.2% and 6.9%, respectively, an increase from 8.1% and 5.8% for the same periods last year.

•	Consistent and successful sonobuoy drop tests contributed to sales and improved margins. Margins increased due to improved labor efficiencies and less rework cost.

•	Higher sales in the Aerospace market of $19.4 million over the same period last year.

•	Increased margin resulting from a disengagement agreement with one aerospace customer.

•	Increased legal and consulting fees totaling $1.2 million above prior year.

•	Increased pension expense, primarily related to additional costs resulting from the recent freezing of the plan and settlement adjustment, of $1.2 million above prior year.

•	Restructuring expense of approximately $0.7 million in fiscal 2009.

•	Income tax expense of $0.4 million in fiscal 2009, compared to a tax benefit of $1.9 million in the same nine-month period last year.

	Three-Month Periods ended		Nine-Month Periods Ended
	March 31		March 31
	2009	2008	2009	2008

Net Sales	$54,592	$58,139	$163,104	$171,942
Gross profit	$5,009	$4,735	$11,257	$10,058
Operating income (loss)	$73	$(424)	$(4,007)	$(3,946)
Net income (loss)	$(763)	$634	$(6,916)	$(2,652)
Earnings (loss) per common share — basic and diluted (000 omitted, except per share)	$(0.08)	$0.06	$(0.70)	$(0.27)
A summary reconciliation of significant issues impacting year-to-date fiscal 2009 and 2008 are as follows (in millions):

Net loss year-to-date fiscal 2008		$(2.7)
Deferred asset write-off in fiscal 2008	$1.6
Gain on Deming, N.M., plant sale in fiscal 2008	(0.9)

	0.7

Increased margin resulting from disengagement terms with one customer	1.0
Restructuring expense	(0.7)
Improved margin on government programs	0.5
Increased income tax expense	(2.3)
Increased legal and consulting expense	(1.2)
Increased pension expense	(1.2)
Increased translation/transaction exchange expense	(0.8)
Other	(0.2)

	(4.9)

Net change		(4.2)

Net loss year-to-date fiscal 2009		$(6.9)

Mr. Cary Wood, president and CEO, stated that “We continue to be excited about the progress Sparton is making. Even with the continued economic recession and other challenges we’ve faced, our margins continue to increase from those of the prior year. Government sonobuoy testing continues to perform well, resulting in sales with increased margins. Our Aerospace sales are up, as well as improved margins related to one large aerospace program. While Medical sales are still lagging the prior year at this point, sales are beginning to increase.”
“The significant challenges facing Sparton are the streamlining and right sizing of our operations” added Mr. Wood. “To address our overcapacity issue, we have initiated the closing of our Jackson, Mich., and London, Ontario, Canada facilities. Many of the customer programs previously manufactured at these two locations will be transitioned to our Brooksville, Fla., facility, with some programs going to our facility in Ho Chi Minh City, Vietnam. As part of this streamlining, we have also terminated our agreements with two customers, with disengagement procedures currently underway. While the closure of these two facilities will result in increased costs in the near term, primarily in the fourth quarter of this fiscal year and the first quarter of fiscal 2010, we anticipate that the closures should position the Company for improved long term profitability in the future.”
“We have implemented other cost reduction programs, including two reductions in force covering multiple locations, the freezing of the Company’s pension plan, the temporary suspension of the Company’s match in the 401(k) program, and other benefit plan changes. These measures, as well as our continued focus on reducing the amount of inventory carried, and the current negotiations with a lender to replace our line of credit facility, are anticipated to provide the necessary liquidity to fund Sparton’s ongoing operations, as well as its activities related to its return to profitability” said Mr. Wood.
Some of the results for this past quarter and year-to-date include:
Aerospace sales increased from the prior year, both for the quarter and year to date, primarily due to increased sales volume to three existing customers. Medical/Scientific Instrumentation sales decreased in both periods compared to prior year. While Government sales have decreased, the margin associated with these sales has improved as rework and related costs have not been incurred as a result of successful sonobuoy drop tests, as well as improved pricing on new contracts. Industrial/Other sales declined compared to prior year, primarily due to decreased sales volume to one customer.
The gross profit percentage for the three-month and nine-month periods ended March 31, 2009, was 9.2% and 6.9%, respectively, an increase from 8.1% and 5.8% for the same periods last year. During the nine months ended March 31, 2009, gross profit was favorably impacted by improved margins on several customers, a result of pricing increases and improved performance. Successful sonobuoy drop tests also allowed for significantly improved margins associated with government sales due to labor efficiencies and minimal rework costs, totaling improved margin of $0.5 million above prior year.
Effective April 1, 2009, the Company froze participation and the accrual of benefits in its pension plan. For the nine months ended March 31, 2009, additional pension expense of $1.2 million above prior year for the same period was recognized, primarily related to the valuation adjustment resulting from this action and the settlement adjustment.
During the quarter ended March 31, 2009, the Company recognized a total of $660,000 in restructuring charges, with $400,000 resulting from contract termination costs and $260,000 resulting from severance charges. While the company believes the actions related to the restructuring activities will ultimately improve profitability, the implementation of these actions will take time to complete. A significant portion of the total restructuring charges is expected to be incurred in the fourth quarter of this fiscal year, with future quarters being impacted depending on the timing of the completion of the restructuring actions.
Selling and administrative expenses for the nine months ended March 31, 2009, decreased compared to the same period in the prior year. This decrease was achieved even with increased consulting fees related to increasing operational efficiencies of $0.9 million above the same period in the prior year. This increase was more than offset by decreased expense in other areas, including the closure of the Company’s former Albuquerque, N.M., facility.
A tax expense of $0.2 million for the quarter ended March 31, 2009, was recorded, compared to a tax benefit of $1.6 million for the same period last year. Tax expense of $0.4 million was recorded for the nine months ended March 31, 2009, compared to a tax benefit of $1.9 million for the same period last year, which was before recognition of the valuation allowance at June 30, 2008. The total tax expense for the nine months ended March 31, 2009, was not offset by any benefit, as the Company has continued to increase its valuation allowance.
The Company reported a net loss of $0.8 million ($0.08 per share, basic and diluted) for the three months ended March 31, 2009, compared to net income of $0.6 million ($0.06 per share, basic and diluted) for the corresponding period last year. For the nine months ended March 31, 2009, the Company reported a net loss of $6.9 million ($0.70 per share, basic and diluted), versus a net loss of $2.7 million ($0.27 per share, basic and diluted) for the corresponding period last year.
Sparton will host a conference call with investors and analysts on Wednesday, May 20, 2009, at 1:30 p.m. EDT, to discuss its fiscal year 2009 third quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 909-7810. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=4P57DZ&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.
This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2008, and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
Media contact:
Dick Pacini
The Millerschin Group
248-276-1970
248-770-6446 (cell)
dpacini@millerschingroup.com